EXHIBIT 10.1

APD ANTIQUITIES, INC.

CONSULTING AGREEMENT

AGREEMENT made as of the 1st day of March, 2010, by and between IWJ Consulting Group, LLC (“Consultant”), whose address is 1317 N. San Fernando Blvd. #274, Burbank, CA 91504, and APD Antiquities, Inc. (hereafter referred to as “APD” or the “Company”), having a place of business at 1314 S. Grand Blvd., Ste 2 – 176, Spokane, WA 99202.

           WHEREAS, APD desires to engage Consultant to assist the Officers and Directors of the Company and act as a finder to locate potential investors and help identify and screen private companies that maybe of interest in merging with the Company.

WHEREAS, the Consultant is willing to perform such services as an independent contractor.

NOW, THEREFORE, the parties hereto agree as follows:

1.

DUTIES.  Consultant agrees to discuss APD with Potential Investors and, in connection therewith, to describe the business of APD, it prospects, and its value proposition.  Consultant shall have no authority to execute any documents on behalf of APD, to bind APD in any way on any matter, or to hold itself out to any Potential Investor or any other person as being a representative of APD.

2.

INDEMNIFICATION.  The Consultant will not be responsible for any outcome or damage to APD as a result of APD's present or future contact with any Potential Investor.  Consultant will devote as much of its time to its duties hereunder as Consultant deems necessary to perform such services.

3.

CONSULTING FEES.

a.

The Consultant is to receive a fee of $5,000.00 to cover certain out of pocket expenses related to identifying potential investors and searching for a potential private company to consolidate with the Company.

4.

TERM.  This agreement is terminable at any time by either party for any or no reason.  Unless terminated earlier or extended by agreement of both parties, this agreement shall expire 90 days from the date this agreement is executed.

5.

CONFIDENTIALITY.  The Consultant acknowledges that APD will provide it with information which may constitute confidential, non-public information concerning APD. The Consultant agrees that it will maintain in confidence and will not disclose to any third party (unless compelled by law) or use for its own benefit (other than for performance of services under this Agreement) any confidential or proprietary information or other information disclosed to it by APD.  The Consultant further agrees to take reasonable precautions to prevent any unauthorized disclosure of any such information. The Consultant acknowledges that this obligation shall survive the termination of this Agreement for 1 year without regard to the reason for such termination.  Upon termination of this Agreement or upon APD request the Consultant shall return immediately to APD all confidential information.

6.

INDEPENDENT CONTRACTOR.  The parties acknowledge and agree that the Consultant shall provide its services hereunder as an independent contractor. Nothing herein shall in any way be construed to constitute Consultant as an employee of APD, nor shall it have the power to bind APD in any capacity. As an independent contractor, the Consultant shall not participate in any employee benefits provided by APD to its employees, including worker’s compensation insurance, disability, pension, or other employee plans. The Consultant assumes full responsibility and liability for the payment of any taxes due on money received by it hereunder.

7.

EXCLUSINVE ARRANGEMENTS.  The Consultant represents that it is not a party to any agreement which represents a conflict of interest with its role as APD’s consultant or the terms of this Agreement or which materially and adversely affects Consultant’s ability to perform the defined services for APD. Further, Consultant agrees it will not enter into any agreement or business relationship during the term of this Agreement that could place him in a conflict of interest position.

8.

ASSIGNMENT OF DEVELOPMENTS.  All ideas, discoveries, inventions, methods, data, formulae, improvements, biological materials, computer programs, source code, designs and all other results of the Consultant’s services hereunder (Developments) whether or not reduced to practice and whether or not protectable under state, federal, or foreign patent, copyright, trade secrecy or similar laws, shall be the exclusive property of APD. The Consultant shall promptly and fully disclose to APD any and all Developments conceived, reduced to practice, created or developed by the Consultant, alone or by the Consultant and others, or both, in the course of providing services under this Agreement. The Consultant hereby assigns and agrees to assign to APD all of the Consultant’s right, title and interest in and to any and all Developments. During and after the Consulting Period, Consultant agrees to cooperate fully in obtaining patent, copyright or other proprietary protection for such Developments, all in the name of APD and at APD’s cost and expense, and without limitation, shall execute and deliver all requested applications, assignments and other documents, and shall take such other measures as APD shall reasonably request in order to perfect and enforce APD rights in the Developments, and hereby appoints APD its attorney to execute and deliver any such documents on its behalf in the event the Consultant fails or refuses to do so.

9.

ASSIGNMENT.  This Agreement, and the rights and obligations hereunder, may not be assigned or transferred by Consultant without the prior written consent of APD.

10.

EFFECT OF TERMINATION.  Upon termination of this Agreement, neither the Consultant nor APD shall have any further obligations under this Agreement, except for payment by APD in respect of liabilities accrued through the date of termination, the terms of Section 3 and 4 herein and the Confidentiality and non-Disclosure Agreement.

11.

 NOTICES.  All notices required to be given hereunder shall be given to the parties at the addresses set forth below or to such other addresses as the parties may from time to time designate by notice so given. All notices shall be in writing and shall be served or given by registered or certified mail, postage prepaid, or by actual delivery. Notice shall be effective on the date of actual receipt or on which delivery is refused.

-

APD:

Cindy Swank, CEO

1314 S. Grand Blvd.

 2 – 176

Spokane, WA 99202

Consultant:

IWJ Consulting Group, LLC

1317 N. San Fernando Blvd. #274

Burbank, CA 91504

12.

 COMPLETE AGREEMENT.  This Agreement supersedes all prior consulting agreements and understandings between the parties, and may not be altered, changed or terminated orally. No alteration, change, termination, or attempted waiver of any of the provisions hereof by one party shall be binding without the written consent of the party to be charged therewith.

13.

 ARBITRATION.  Should either party wish to commence any legal proceeding involving this Agreement, the moving party shall be entitled to initiate arbitration proceedings. Proceeding shall be initiated and conducted in Spokane, Washington under the rules of the American Arbitration Association. The decision of the arbitrator shall be final and binding. The party prevailing in such proceedings shall be entitled to recover its or its costs and reasonable attorney’s fees from the party not prevailing.

CONSULTANT		APD ANTIQUITIES, INC.

BY:	/s/ Jerod Edington	BY:	/s/ Cindy Swank
	Jerod Edington IWJ Consulting Group, LLC		Cindy Swank Chief Executive Officer

DATE:	February 26, 2010	DATE:	February 26, 2010

3